UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
April 25, 2006 (April 19, 2006)
Date of Report (Date of earliest event reported)
Kansas City Southern de México, S.A. de C.V.
(formerly known as TFM, S.A. de C.V.)
(Exact Name of Registrant as Specified in Its Charter)

Mexico (State or Other Jurisdiction of Incorporation)	333-08322 (Commission File Number)	N/A (IRS Employer Identification No.)
Montes Urales 625
Lomas de Chapultepec
11000 México, D.F.
México
(Address of Principal Executive Offices)
+ (5255) 9178-5836
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 19, 2006, Kansas City Southern (“KCS”) announced that its indirect wholly owned subsidiary, Kansas City Southern de México, S.A. de C.V. (“KCSM”), has appointed José Guillermo Zozaya Delano as the President and Executive Representative of KCSM and Grupo Transportación Ferroviaria Mexicana, S.A. de C.V., KCSM’s direct parent.
In connection with Mr. Zozaya’s appointment, KCSM entered in an employment agreement dated April 20, 2006 (the “Employment Agreement”). Under the Employment Agreement, Mr. Zozaya receives a monthly salary of Ps.250,000 Mexican pesos. The Employment Agreement further entitles Mr. Zozaya to vacation, vacation premium, Christmas bonus, benefit allowances and savings funds as required by Mexican labor law, as well as an automobile allowance and an annual bonus eligibility ranging from 30% to 60% of his annual salary based on KCSM’s financial performance and the achievement by Mr. Zozaya of personal performance goals. In addition, subject to the approval of KCS’s Compensation Committee, Mr. Zozaya will receive a restricted stock grant of 20,000 shares of the common stock of KCS, which will remain subject to forfeiture and restrictions for a period of five years. Although the Employment Agreement is for an indeterminate duration, Mr. Zozaya will be entitled to receive an indemnification payment equal to one year’s base salary in the event his employment is terminated without cause.
For further information, see the press release dated April 19, 2006, attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(c)	Exhibits

99.1	Press release dated April 19, 2006, issued by Kansas City Southern.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern de México, S.A. de C.V.
April 24, 2006	By:	/s/ Ronald G. Russ
Ronald G. Russ
Chief Financial Officer